Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Laura Woodcock 843-746-8197 media@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Katherine Pryor Burgeson elects to retire as executive vice president, general counsel and secretary of Ingevity

NORTH CHARLESTON, S.C., June 22, 2020 – Ingevity Corporation (NYSE:NGVT) today announced that Katherine Pryor Burgeson has elected to retire as executive vice president, general counsel and secretary of Ingevity. Burgeson opted to participate in the company’s previously announced early retirement program. Burgeson will remain with the company through a transition period as mutually determined. Ryan C. Fisher, Ingevity’s deputy general counsel, chief legal officer for Ingevity’s Performance Chemicals segment, and assistant secretary, is expected to be named interim general counsel and secretary upon Burgeson’s departure.

“Kathy has played an integral role in the spin and launch of Ingevity,” said Rick Kelson, chairman of the board, and interim president and CEO. “She has exhibited great leadership and commitment to establishing a strong culture of compliance at Ingevity. In addition, she has been critical in leading the defense of our Performance Materials’ intellectual property. Kathy leaves our legal function amply poised for future success, and we wish her the best in her retirement.”

Burgeson joined Ingevity in 2015 and helped facilitate the spin off from WestRock. From 2000 to 2015, Burgeson served as deputy general counsel at MeadWestvaco Corporation (MWV), joining the law department of WestRock Company following the merger of MWV and RockTenn Company in July 2015. Before joining MWV, she was a partner in the corporate group of Cummings and Lockwood, LLC, for 10 years, representing public companies and private equity clients on transactional and securities matters. Prior to that, she was a corporate associate at Shearman & Sterling, LLC, responsible for securities and mergers and acquisitions matters. She holds a Bachelor of Arts degree in history from Trinity College, and a Juris Doctor degree from Fordham University School of Law.

Fisher joined Ingevity in 2016 prior to the spin off as deputy general counsel, chief legal officer for Ingevity’s Performance Chemicals segment, and assistant secretary. From 2006 to 2015, Fisher was associate general counsel at MWV, joining the law department of WestRock Company following the merger of MWV and RockTenn Company in July 2015. Before joining MWV, Fisher was an attorney with Edwards, Angell, Palmer & Dodge, LLP, for three years, and prior to that was an attorney with Cummings & Lockwood, LLC. Fisher holds a Bachelor of Arts degree from the College of William and Mary, and a Juris Doctor from Boston University School of Law.

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals, high-performance carbon materials and engineered polymers that purify, protect and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures, and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.